Exhibit 99.1

PRESS RELEASE

Contact:
Kelly Loeffler, VP, Investor and Public Relations	Ellen Resnick
IntercontinentalExchange	Crystal Clear Communications
770-857-4726	773-929-9292 (o); 312-399-9295 (c)
kelly.loeffler@theice.com	eresnick@crystalclearPR.com
IntercontinentalExchange, Inc. Reports Record Quarterly Net Income of $49.0 MM,
Up 230%; Record Revenues of $95.3 MM, Up 131%;
Diluted EPS of $0.81 in Fourth Quarter
Record Net Income, Revenues, Operating Margin and Volume Achieved in 2006
ATLANTA, GA (February 7, 2007) —IntercontinentalExchange (NYSE: ICE) reported record quarterly consolidated net income for the fourth quarter 2006 of $49.0 million, more than tripling its year-on-year quarterly earnings compared to $14.9 million in net income in the fourth quarter of 2005. Consolidated revenues in the quarter increased 131% to a record $95.3 million, from $41.3 million in the fourth quarter of 2005. Diluted earnings per share in the fourth quarter of 2006 were $0.81.
For the year ended December 31, 2006, ICE reported a 101% rise in consolidated revenues to a record $313.8 million compared with $155.9 million in the prior year. Consolidated net income increased 255% to a record $143.3 million from $40.4 million in 2005. ICE Futures, ICE’s U.K.-regulated futures business segment, recorded its ninth consecutive record volume year and produced an average daily volume (ADV) increase of 125% over 2005. Average daily commissions in 2006 increased 89% in ICE’s over-the-counter (OTC) business segment over last year. Diluted earnings per share for the year ended December 31, 2006 were $2.40.
“We believe the strong foundation we built in our first year as a public company, while doubling our revenues and more than tripling our net income, will serve our expansion plans in the new year,” said ICE Chairman and CEO Jeffrey C. Sprecher. “By capitalizing on the proliferation of electronic trading in the global commodity markets and the opportunities for trading and risk management it creates, we are leveraging our robust technology and broad distribution to meet the needs of the trading community.”
Sprecher added, “Already this year, by completing our acquisition of the New York Board of Trade and successfully launching the soft commodity contracts on the ICE platform, we are executing on the strategic opportunities before us. These include clearing opportunities, new products and partnerships, technology enhancements and other initiatives to leverage the strengths of our global business and commodities trading platform.”

Fourth-Quarter Results
In the fourth quarter of 2006, ICE’s consolidated revenues rose to $95.3 million, an increase of 131% over $41.3 million of revenues in the fourth quarter of 2005. Consolidated transaction fee revenues increased 129% to $82.8 million in the fourth quarter of 2006, from $36.2 million in the fourth quarter of 2005. Growth in transaction revenue was driven primarily by the strength in trading volume in both the futures and OTC business segments during the quarter, and by new participants in ICE’s markets.
Transaction fee revenues at ICE Futures totaled $37.7 million in the fourth quarter, an increase of 148% over $15.2 million in the same period in 2005. For the fourth quarter of 2006, ADV for ICE Futures rose 145% to 440,557 contracts, compared to 180,171 contracts in the fourth quarter of 2005. The increased adoption of electronic trading in the global energy futures markets and the introduction and solid performance of the ICE WTI Crude futures contract contributed to the strong growth in futures volume.
Fourth quarter transaction fee revenues in the OTC business segment increased 115% to $45.1 million, compared to $21.0 million in the same period in 2005. OTC transaction fee revenues from cleared products increased 133% to $37.5 million in the fourth quarter of 2006, compared to $16.1 million in the fourth quarter of 2005. Contract volume in ICE’s cleared OTC markets rose 130% to 32.7 million contracts in the fourth quarter, compared to 14.2 million contracts in the same period of 2005. OTC average daily commissions in the fourth quarter of 2006 increased 114% to $712,191, compared to $332,045 in the same period the prior year. In ICE’s OTC business segment, average daily commissions reflect daily trading activity in ICE’s OTC markets.
Consolidated market data fee revenues in the market data business segment increased 143% during the fourth quarter of 2006 to $9.6 million compared to $4.0 million in the same period in 2005.
Consolidated other revenues increased 158% during the fourth quarter to $2.8 million from $1.1 million in the same period in 2005. This increase was due primarily to the inception of a program to charge certain system fees, totaling $1.5 million. ICE invoiced the fees related to the full year of 2006 during the fourth quarter. Going forward, ICE will invoice these fees on a quarterly basis.
Consolidated operating expenses for the fourth quarter of 2006 were $31.1 million, an increase of 53% compared to $20.4 million in the same period of 2005. The primary driver for the increase was a 374% rise in patent royalty expenses relating to the Wagner patent as a result of the strong growth in futures volume. The patent royalty expense, which is tied to the trading volume of electronic futures contracts, totaled $2.7 million in the fourth quarter compared to $0.6 million in the same period in 2005. The Wagner patent expires on February 20, 2007, at which time no further payments will be required. ICE also recorded a 406% increase in non-cash compensation expenses following the adoption of SFAS No. 123(R) on January 1, 2006. The non-cash compensation expense was $2.2 million during the fourth quarter of 2006, compared to $0.4 million in the same period in 2005.
Fourth quarter 2006 consolidated operating income was $64.2 million, up 207% compared to $20.9 million in the same period in 2005. This produced an operating margin of 67% for the fourth quarter of 2006, compared to an operating margin of 51% for the same period in 2005.

The effective tax rate for the fourth quarter of 2006 was 27.3%, as compared to 31.9% for the fourth quarter of 2005. ICE reduced its income tax expense in the fourth quarter of 2006 as a result of its decision to reinvest undistributed overseas earnings of approximately $50 million. This plan resulted in a reduction of consolidated income tax expense of approximately $4.8 million.
Consolidated net income in the fourth quarter of 2006 was $49.0 million, up 230% compared to $14.9 million in the same period in 2005.
Full-Year Results
For the year ended December 31, 2006, consolidated revenues increased 101% to $313.8 million compared to $155.9 million in 2005. Consolidated transaction fee revenues grew 100% to $273.6 million, from $137.0 million in 2005. Futures transaction fee revenues rose 116% in 2006, to $123.4 million, from $57.2 million in 2005, and OTC transaction fee revenues increased 88%, to $150.2 million, from $79.8 million in 2005.
Volume at ICE Futures for 2006 set a record for a ninth consecutive year, reaching 92.7 million contracts, up 121% over volume of 42.1 million contracts in 2005. ADV in the futures business segment for 2006 was 373,248 contracts, compared to 166,225 contracts in 2005.
In 2006, average daily commissions in the OTC business segment were $589,281, an 89% increase over $311,579 in the prior year. ICE introduced more than 50 new cleared OTC contracts throughout 2006, bringing the total number of cleared OTC products available on the ICE platform to over 80 contracts.
Consolidated market data revenues increased 134% to $34.2 million in 2006, from $14.6 million in 2005. In the first quarter of 2006, ICE implemented a fee increase that contributed to the higher consolidated market data revenues.
Consolidated other revenues increased 40% to $5.9 million in 2006, from $4.2 million in 2005, primarily due to trade registration system fees.
Consolidated operating expenses in 2006 were $109.2 million, an increase of 10%, compared to $99.7 million in 2005 operating expenses. The increase is attributable primarily to a rise in non-cash compensation following the adoption of SFAS No. 123(R) and an increase in the compensation and benefits expenses due to higher discretionary bonus payments in 2006 and a higher employee headcount. At the end of 2006, ICE had 226 employees compared to 203 employees at the end of 2005. The increase in operating expense was also driven by a $7.5 million rise in fees paid under the licensing of the Wagner patent. The 2005 operating expenses included $4.8 million for costs associated with the April closing of the ICE Futures open-outcry trading floor and $15.0 million in legal settlement costs, which partially off-set the increase in operating expenses in 2006.
For fiscal 2006, consolidated net income grew 255% to $143.3 million in 2006, compared to $40.4 million in the prior year.
Consolidated cash flows from operations were $145.9 million in 2006, up 193% from $49.8 million in 2005. Capital expenditures in 2006 totaled $12.4 million compared to $8.6 million in 2005. The increase in 2006 capital expenditures primarily related to hardware purchases to continue the development and expansion of the electronic platform. Capitalized software development costs totaled $7.4 million in 2006, up from $5.1 million in 2005. Unrestricted cash and investments were $281.6 million as of December 31, 2006. ICE used approximately $165 million of its unrestricted cash to pay merger expenses and a portion of the merger consideration for the acquisition of NYBOT on January 12, 2007.
Business Update
•	Last week, ICE announced January 2007 monthly volume. ADV in the ICE Futures segment totaled 574,170 contracts, an increase of 154% over January 2006. Average daily commissions in its OTC segment were $918,288 in January, an increase of 137% over January 2006.
•	ICE completed the acquisition of NYBOT on January 12, 2007, and it is now a wholly-owned subsidiary of ICE. Following the merger, ICE plans to report NYBOT as a new and separate business segment in the company’s consolidated financial statements.
•	Historical NYBOT quarterly income statements are expected to be available at the end of February and will be posted on the ICE website in the Investor Relations section.
•	ICE is working to finalize an integration plan with NYBOT and plans to discuss the program on ICE’s first quarter 2007 earnings call.
•	The company’s 2006 Form 10-K will be filed with the SEC in late February.
•	ICE expects non-cash compensation expenses for fiscal 2007 to be in the range of $20 million to $23 million.
•	The company expects the first quarter of 2007 Wagner patent expense, which expires on February 20, to be in the range of $1.3 million to $1.7 million.
•	ICE expects a fiscal 2007 consolidated tax rate in the range of 36% to 38%.
•	ICE expects the diluted share count for the first quarter of 2007 to be in the range of 69.7 million to 70.2 million shares, and the diluted share count for fiscal year 2007 to be in the range of 70.5 million to 71.3 million shares.
•	Capital expenditure expectations for fiscal year 2007, including those for NYBOT, are in the range of $25 million to $30 million.
•	In August 2006, ICE Futures entered into an agreement with a third party to sell its former disaster recovery site in London for approximately $13.2 million. The sale is expected to be completed in February 2007, and ICE expects to recognize a net gain on disposal of an asset of approximately $9.5 million as other income in the first quarter financials.
•	ICE expects to increase its headcount level of 226 at the end of 2006 by approximately 10% to 15% in 2007, excluding NYBOT.
•	In connection with the closing of the merger with NYBOT on January 12, 2007, ICE entered into a Credit Agreement with Wachovia Bank, National Association, as administrative agent, Bank of America, N.A., as syndication agent, and the lenders named therein. The Credit Agreement provides for a term loan facility in the aggregate principal amount of $250 million and a revolving credit facility in the aggregate principal amount of $250 million. In connection with the merger, ICE used the proceeds of the $250 million term loan facility to finance a portion of the cash component of the merger consideration. Loans under credit facilities will, at the option of ICE, bear interest on the principal amount outstanding at either (i) LIBOR plus an applicable margin rate or (ii) a “base rate” plus an applicable margin rate. The “base rate” will be equal to the higher of (i) Wachovia Bank’s prime rate or (ii) the Federal Funds rate plus 0.5%. The applicable margin rate will be based on ICE’s total leverage ratio. Interest on each loan is payable quarterly. For the borrowings under the term loan facility, ICE will begin making payments on June 30, 2007, and quarterly thereafter until January 12, 2012. In connection with its entry into the Credit Agreement, ICE terminated its existing $50 million credit facility with Wachovia Bank, under which no borrowings were outstanding.

Earnings Conference Call Information
ICE will hold a conference call today, February 7, at 8:30 AM ET to review its fourth quarter and fiscal year-end financial results. The call will be broadcast live over the Internet via the Investor Resources page of ICE’s website at www.theice.com. A slideshow will be available on the website in conjunction with the earnings call. The call will be temporarily archived on the website. Participants may also listen via telephone by dialing (800) 819-9193 if calling from the U.S., or (913) 981-4911 if calling from outside of the U.S. The passcode for callers is 9401498. For participants on the telephone, please place your call ten minutes prior to the start of the call.
Historical futures volume and OTC commission data can be found at:
www.theice.com/marketdata/recordsAndVolumes/volumes2007.jsp
About IntercontinentalExchange
IntercontinentalExchange® (NYSE: ICE) operates the leading global, electronic marketplace for trading both futures and OTC energy contracts and the leading soft commodity exchange. ICE’s markets offer access to a range of contracts based on crude oil and refined products, natural gas, power and emissions, as well as soft commodities including cocoa, coffee, cotton, ethanol, orange juice, wood pulp and sugar, in addition to currency and index futures and options. ICE® conducts its energy futures markets through its U.K. regulated London-based subsidiary, ICE Futures, Europe’s leading energy exchange. ICE Futures offers liquid markets in the world’s leading oil benchmarks, Brent Crude futures and West Texas Intermediate (WTI) Crude futures, trading nearly half of the world’s global crude futures by volume of commodity traded. ICE conducts its soft commodity futures and options markets through its U.S. regulated subsidiary, the New York Board of Trade®. For more than a century, the NYBOT® has provided global markets for food, fiber and financial products. ICE was added to the Russell 1000® Index on June 30, 2006. Headquartered in Atlanta, ICE also has offices in Calgary, Chicago, Houston, London, New York and Singapore. For more information, please visit www.theice.com and www.nybot.com.
Forward-Looking Statements
 This press release may contain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding IntercontinentalExchange’s business that are not historical facts are forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. These statements are not guarantees of future performance and actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statement. The factors that might affect our performance, include, but are not limited to: our business environment; increasing competition; our ability to keep pace with rapid technological developments; our plans not to adjust commission rates and our belief that we will attract trading without entering into order flow agreements; the accuracy of our expectations of various costs; the synergies and benefits from the merger with NYBOT; our belief that cash flows will be sufficient to fund our working capital needs and capital expenditures, at least through the end of 2008; our ability to increase the connectivity to our marketplace, expand our market data business, develop new products and services, and pursue strategic acquisitions and alliances, all on a timely, cost-effective basis; our ability to maintain existing market participants and attract new ones; our ability to protect our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; the impact of any changes in domestic and foreign regulations or government policy, including any changes or reviews of previously issued regulations and policies; potential adverse litigation results; our belief that our electronic trade confirmation service could attract new market participants; and our belief in our electronic platform and disaster recovery system technologies. For a discussion of certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see ICE’s Securities and Exchange Commission filings, including, but not limited to, the risk factors in ICE’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 and ICE’s Registration Statement on Form S-4 (File No. 333-138312), as filed with the Securities and Exchange Commission on November 16, 2006.These filings are also available in the Investor Resources section of our website. All forward-looking statements in this press release are based on information known to us on the date hereof, and we undertake no obligation to publicly update any forward-looking statements.

Consolidated Unaudited Financial Statements
INTERCONTINENTALEXCHANGE, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Year Ended		Three Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues:
Transaction fees, net	$273,629	$136,976	$82,799	$36,196
Market data fees	34,236	14,642	9,647	3,972
Other	5,934	4,247	2,818	1,094

Total revenues	313,799	155,865	95,264	41,262

Operating expenses:
Compensation and benefits	49,750	35,753	14,214	9,938
Professional services	11,395	10,124	2,671	1,950
Patent royalty	9,039	1,491	2,676	565
Selling, general and administrative	25,266	17,395	7,629	4,246
Floor closure costs	—	4,814	—	—
Settlement expense	—	15,000	—	—
Depreciation and amortization	13,714	15,083	3,890	3,655

Total operating expenses	109,164	99,660	31,080	20,354

Operating income	204,635	56,205	64,184	20,908

Other income (expense):
Interest income	8,565	3,090	3,182	998
Interest expense	(231)	(613)	(56)	(126)
Other income (expense), net	(426)	1,313	90	39

Total other income, net	7,908	3,790	3,216	911

Income before income taxes	212,543	59,995	67,400	21,819
Income tax expense	69,275	19,585	18,408	6,959

Net income	$143,268	$40,410	$48,992	$14,860

Redemption adjustments to redeemable stock put	—	(61,319)	—	(40,660)

Net income (loss) available to common shareholders	$143,268	$(20,909)	$48,992	$(25,800)

Earnings (loss) per common share:
Basic	$2.54	$(0.39)	$0.85	$(0.48)

Diluted	$2.40	$(0.39)	$0.81	$(0.48)

Weighted average common shares outstanding:
Basic	56,474	53,218	57,668	54,206

Diluted	59,599	53,218	60,371	54,206

INTERCONTINENTALEXCHANGE, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS
(IN THOUSANDS)

	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$204,257	$20,002
Restricted cash	16,193	12,578
Short-term investments	77,354	111,181
Customer accounts receivable:
Trade, net of allowance for doubtful accounts	31,673	13,000
Related-parties	448	1,773
Asset held for sale	3,698	—
Prepaid expenses and other current assets	7,294	5,481

Total current assets	340,917	164,015

Property and equipment, net	26,280	20,348

Other noncurrent assets:
Goodwill	79,575	73,967
Other intangible assets, net	1,551	2,087
Long-term investments	—	2,296
Cost method investments	38,738	1,674
Noncurrent deferred tax asset, net	127	—
Other noncurrent assets	6,023	1,383

Total other noncurrent assets	126,014	81,407

Total assets	$493,211	$265,770

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,406	$1,697
Accrued salaries and benefits	18,135	8,916
Accrued liabilities	11,822	5,396
Income taxes payable	2,991	8,512
Current deferred tax liability, net	908	676
Deferred revenue	2,637	1,197

Total current liabilities	37,899	26,394

Noncurrent liabilities:
Noncurrent deferred tax liability, net	—	5,450
Other noncurrent liabilities	844	1,303

Total noncurrent liabilities	844	6,753

Total liabilities	38,743	33,147

SHAREHOLDERS’ EQUITY:
Common stock	596	184
Class A common stock, Series 1	—	29
Class A common stock, Series 2	—	358
Treasury stock, at cost	(9,748)	(5,541)
Additional paid-in capital	245,030	177,602
Deferred stock compensation	—	(6,899)
Retained earnings	191,179	47,911
Accumulated other comprehensive income	27,411	18,979

Total shareholders’ equity	454,468	232,623

Total liabilities and shareholders’ equity	$493,211	$265,770